Exhibit 77Q(e)(8)


                               AMENDED SCHEDULE A


                               with respect to the

                             SUB-ADVISORY AGREEMENT

                                     between

                              ING INVESTMENTS, LLC

                                       and

                          ING INVESTMENT MANAGEMENT CO.


                                               Annual Sub-Adviser Fee
                                               ----------------------
Series                             (as a percentage of average daily net assets)
------

ING Financial Services Fund            0.4500% of first $30 million of assets
                                       0.3375% of next $95 million of assets
                                    0.3150% of assets in excess of $125 million

ING Fundamental Research Fund         0.3150% of first $500 million of assets
                                            0.2925% of next $500 million
                                     0.2700% of assets in excess of $1 billion

ING MidCap Opportunities Fund         0.4500% on first $500 million of assets
                                                 0.4050% thereafter

ING Opportunistic LargeCap Fund       0.3150% of first $500 million of assets
                                            0.2925% of next $500 million
                                     0.2700% of assets in excess of $1 billion

ING SmallCap Opportunities Fund     0.4500% of the first $100 million of assets
                                     0.4050% of the next $150 million of assets
                                     0.3600% of the next $250 million of assets
                                    0.3375% of assets in excess of $500 million

ING SmallCap Value Choice Fund                       0.3375%(1)


(1) as a percentage of average daily net assets under the management of ING Investment Management Co.